Exhibit 99.1

QC Holdings, Inc. Reports Second Quarter Results

Board Declares $0.10 Dividend

OVERLAND PARK, Kan.--(BUSINESS WIRE)--QC Holdings, Inc. (NASDAQ: QCCO) today announced results for the three and six months ended June 30, 2008.

“We are pleased with our branch performance given the current economic and market environment,” said QC Chairman and Chief Executive Officer Don Early. “Importantly, our core business operations increased revenue and gross profit quarter-to-quarter.

“Our initial third quarter results reaffirm that the second half of 2008 should be very good,” Early said. “With the impact from the tax stimulus check refunds and branch closings behind us, and our loss rates within typical ranges, we are positioned to grow earnings and build value. Our Board of Directors, given this positive outlook, increased this quarter’s dividend to $0.10 per common share.”

Highlights for the second quarter included:

  Income from continuing operations of $2.2 million, or $0.12 per diluted share;
  A 5.1% increase in revenues to $53.4 million compared to $50.8 million in second quarter 2007;
  An 8.5% improvement in gross profit from comparable branches (defined as those branches that were open for all of the two periods being compared);
  Adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization and charges related to stock options and restricted stock awards, of $7.1 million; and
  A 10¢ dividend payable on September 4, 2008 to stockholders of record as of August 20, 2008.

“Similar to what we experienced during last year’s second quarter in Oregon, the Ohio legislature passed an inappropriate, politically-motivated piece of legislation that ignored customer needs and forced job reductions,” Early noted. “As a result, we closed 13 branches in Ohio, but will continue to operate some branches in the state in the hope that we can find a product or service that will help our customers, while providing the company with a reasonable profit. If we are unable to find such a product or service, we will be forced to close our remaining branches in Ohio.”

Highlights for the six months ended June 30, 2008 included:

  Income from continuing operations of $7.6 million, or $0.41 per diluted share;
  An 8.4% increase in revenues to $107.3 million compared to $99.0 million last year;
  A 10.6% improvement in gross profit from comparable branches; and
  Adjusted EBITDA of $19.9 million.

The three and six months ending June 30, 2008 include discontinued operations relating to 13 Ohio branches that are closing due to changes in the payday loan laws that effectively preclude the product as it is currently offered.

For the three and six months ended June 30, 2008 and 2007, schedules reconciling adjustments to net income pursuant to generally accepted accounting principles (GAAP), and adjusted EBITDA to net income, are provided below. The results for the three and six months ended June 30, 2007 include approximately $517,000 ($311,000, or $0.02 per diluted share, after-tax) in costs and charges associated with the company’s activities to close its eight Oregon branches due to changes in the payday loan laws that effectively preclude the product (“the 2007 Oregon branch closings”). The results for the six months ended June 30, 2007 also include approximately $3.0 million ($1.8 million, or $0.09 per diluted share, after-tax) in costs and charges associated with the company’s activities to close 31 branches in various states (the majority of which were consolidated into nearby branches) and to terminate the de novo process on eight branches that never opened (“the Second Quarter 2007 closing charges”), including $1.5 million for termination of operating leases and related occupancy costs, $1.5 million for the disposition of property and $40,000 for write-offs of deposits. QC believes that it is useful to management and investors to analyze results after adjusting for these items to provide a more comparable basis for evaluating QC’s operating results and financial performance over time. See the reconciliation tables for additional information.

Second Quarter

The $2.6 million improvement in revenues quarter-to-quarter resulted from higher payday and installment loan volumes. QC originated approximately $316.4 million of payday loans during second quarter 2008, an increase of 6.2% over the $298.0 million during second quarter 2007. The average loan (including fee) increased slightly quarter-to-quarter to $369.75, as did the average fee per loan (to $53.31).

Revenues for comparable branches (those branches that were open for the 15 months since March 31, 2007) increased 4.0%, or $2.0 million, to $51.4 million during the three months ended June 30, 2008. This increase is primarily attributable to the acceleration of revenues associated with the 2005 group of branches and to growth in the installment loan product.

Branch operating costs, exclusive of loan losses, increased $1.9 million to $23.8 million during the three months ended June 30, 2008. Branch-level salaries and benefits totaled $12.1 million in second quarter 2008 versus $11.3 million in second quarter 2007 due to a higher number of field personnel. Occupancy, other branch expenses and depreciation increased in aggregate by $1.1 million, primarily due to higher rent costs associated with lease escalation provisions.

During the three months ended June 30, 2008, the company reported an increase in loan losses to $14.7 million compared to $14.0 million in the same 2007 period. The loss ratio for each quarter was 27.5%, indicative of the seasonal lull in collections and increase in returned items. The company received approximately $850,000 from the sale of older debt during second quarter 2007 compared to approximately $243,000 in the current quarter. Comparable branches totaled $14.7 million in loan losses during the quarter, which was down slightly from prior year’s second quarter.

QC’s branch gross profit in second quarter 2008 was $14.9 million, slightly higher than prior year. Gross profit for comparable branches during second quarter 2008 increased $1.2 million to $15.3 million from $14.1 million in prior year, with the improvements resulting from stronger results in the majority of states, partially offset by reduced profit from QC’s New Mexico branches due to the new, more restrictive payday loan legislation effective November 1, 2007.

Regional and corporate expenses increased to $9.4 million during the three months ended June 30, 2008 from $8.2 million in second quarter 2007. This increase is primarily attributable to higher governmental affairs spending associated with contested states.

“Gross profit from our comparable branches grew at a higher rate than revenues during the quarter, as loss experience improved and expenses followed inflation,” noted QC President and Chief Operating Officer Darrin Andersen. “Revenues from our 2005 branches grew nearly 14% quarter-to-quarter, continuing the strong trends over the last year.

“As our branch base matures, we are focused on developing alternative products and services that complement our payday offering within each location. Additionally, we are pleased with the progress of our buy here, pay here automobile dealership initiative and expect to add a third location by the end of the year.”

Six Months Ended June 30

The company’s revenues grew $8.3 million, or 8.4%, to $107.3 million during the six months ended June 30, 2008 versus 2007 as a result of increases in the number of customer transactions and average loan size.

Revenues for comparable branches (those branches that were open for the 18 months since December 31, 2006) increased 7.1% to $102.5 million during the six months ended June 30, 2008 for the same reasons as noted in the quarterly discussion. Revenues from branches added during 2007 totaled $2.9 million for the six-month period.

Branch operating costs, exclusive of loan losses, increased to $47.5 million from $46.5 million in prior year. Exclusive of the 2007 Oregon closing costs and the Second Quarter 2007 closing charges, operating costs increased $2.7 million, primarily as a result of higher salaries and occupancy costs (as noted in the quarterly discussion above), as well as cost of sales associated with automobile purchases. At comparable branches, operating expenses increased $2.3 million period-to-period, but declined as a percentage of revenues to 42.1% from 42.7%. Comparable branches averaged approximately $13,000 per month in operating expenses during the first half of 2008.

During the six months ended June 30, 2008, the company reported loan losses of $23.6 million compared to $20.3 million in the same 2007 period. The company’s loss ratio was 22.0% during the six months ended June 30, 2008 versus 20.5% last year. Exclusive of debt sales in each period ($243,000 in 2008 and $1.8 million in 2007), the loss ratio declined slightly period-to-period. Comparable branches totaled $23.0 million in loan losses during the first half of 2008 compared to $22.0 million in the prior year period.

Branch gross profit increased approximately $4.0 million from $32.2 million during the six months ended June 30, 2007 to $36.2 million in the current period. Exclusive of the 2007 Oregon branch closings and the Second Quarter 2007 closing charges, branch gross profit increased $2.4 million period-to-period. Gross profit for comparable branches during the first six months of 2008 increased by $3.5 million, or 10.6%, to $36.4 million from $32.9 million in prior year. The branches added during 2007 were essentially breakeven during the first half of 2008.

Regional and corporate expenses increased $2.2 million to $19.8 million during the six months ended June 30, 2008 as a result of higher governmental affairs spending associated with contested states and compensation increases to accommodate inflation.

- DIVIDEND DECLARATION -

QC's Board of Directors declared a cash dividend of $0.10 per common share. The dividend is payable September 4, 2008, to stockholders of record as of August 20, 2008.

- BUSINESS OUTLOOK -

“The first half of 2008 has developed in line with our expectations given the underlying volatility in various markets,” Early said. “Our customers have been faced with a myriad of competing tensions, and, as usual, our employees have risen to the challenge of meeting the ever-changing service needs.

“During the second quarter, we experienced higher governmental affairs spending to combat the misguided legislative initiatives in certain isolated states. During third and fourth quarters, it is likely we will incur an additional $750,000 to $1 million in similar costs as we continue our efforts to provide our customers with viable product and service alternatives.

“Similar to previous periods, we repurchased more than 300,000 shares during second quarter for approximately $2.6 million. For the year, we have used approximately $11 million of capital to reduce the number of company shares outstanding.

“As we enter the second half of the year, it is imperative that we capitalize on every opportunity to provide service to each customer. Whether through loan origination, courtesy reminders, collection efforts, or new business development, each interaction with a customer must be results-focused. Through such diligence, we can generate revenue growth in the 5% to 10% range, maintain our loss ratio within historical ranges, and continue to efficiently manage operating expenses. Achieving that successful combination will provide a solid foundation for driving profitability and shareholder value.”

QC will present its financial results for the three months and six months ended June 30, 2008 in a conference call on August 7, at 2:00 p.m. EDT. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 800-680-0860, passcode 92490519. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call on August 7. A replay of the audio portion of the presentation will be available online until the close of business on September 7, 2008. The replay can also be accessed by telephone until August 14, 2008, at 888-286-8010, code 80972719.

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 597 branches in 24 states at June 30, 2008. With more than 24 years of operating experience in the retail consumer finance industry, the company entered the payday loan market in 1992 and, since 1998, has grown from 48 branches to 597 branches through a combination of de novo branches and acquisitions. During fiscal 2007, the company advanced approximately $1.3 billion to customers through payday loans and reported total revenues of $213.6 million.

Forward-Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) the increased leverage of the company as a result of the payment of a $48.5 million special cash dividend in December 2007, (2) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (3) litigation or regulatory action directed towards us or the payday loan industry, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of growth in, or closures of, branches, (5) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (6) changes in our key management personnel, (7) integration risks and costs associated with future acquisitions, and (8) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Revenues
Payday loan fees	$ 43,886	$ 43,590	$ 85,126	$ 86,590
Other	6,928	9,828	13,855	20,688
Total revenues	50,814	53,418	98,981	107,278
Branch expenses
Salaries and benefits	11,300	12,123	23,057	23,946
Provision for losses	13,998	14,686	20,322	23,580
Occupancy	6,026	6,717	13,828	13,250
Depreciation and amortization	1,183	1,117	2,384	2,244
Other	3,434	3,861	7,193	8,082
Total branch expenses	35,941	38,504	66,784	71,102
Branch gross profit	14,873	14,914	32,197	36,176

Regional expenses	3,230	3,309	6,236	6,752
Corporate expenses	4,977	6,126	11,392	13,031
Depreciation and amortization	553	689	1,049	1,364
Interest expense, net	55	1,013	169	2,218
Other expense, net	531	240	2,073	318
Income from continuing operations before income taxes	5,527	3,537	11,278	12,493
Provision for income taxes	2,198	1,352	4,493	4,872
Income from continuing operations	3,329	2,185	6,785	7,621
Loss from discontinued operations, net of income tax	(60)	(690)	(134)	(732)
Net income	$ 3,269	$ 1,495	$ 6,651	$ 6,889

Earnings per share:
Basic
Continuing operations	$ 0.17	$ 0.12	$ 0.35	$ 0.42
Discontinued operations	-	(0.04)	(0.01)	(0.04)
Net income	$ 0.17	$ 0.08	$ 0.34	$ 0.38

Diluted
Continuing operations	$ 0.16	$ 0.12	$ 0.34	$ 0.41
Discontinued operations	-	(0.04)	(0.01)	(0.04)
Net income	$ 0.16	$ 0.08	$ 0.33	$ 0.37
Weighted average number of common shares outstanding:
Basic	19,461	17,739	19,500	18,232
Diluted	19,997	17,939	20,026	18,406

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the second quarter 2007 and 2008, the company believes that excluding the various costs and charges associated with the 2007 Oregon branch closings is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Three Months Ended June 30, 2007			Three Months Ended June 30, 2008
	GAAP	Non-GAAP Adjust-ments (a)	Adjusted	GAAP	Non-GAAP Adjust-ments (b)	Adjusted
Revenues
Payday loan fees	$ 43,886	$ -	$ 43,886	$ 43,590	$ -	$ 43,590
Other	6,928	-	6,928	9,828	-	9,828
Total revenues	50,814	-	50,814	53,418	-	53,418
Branch expenses
Salaries and benefits	11,300	(31)	11,269	12,123	-	12,123
Provision for losses	13,998	-	13,998	14,686	-	14,686
Occupancy	6,026	(102)	5,924	6,717	-	6,717
Depreciation and amortization	1,183	-	1,183	1,117	-	1,117
Other	3,434	(11)	3,423	3,861	-	3,861
Total branch expenses	35,941	(144)	35,797	38,504	-	38,504
Branch gross profit	14,873	144	15,017	14,914	-	14,914

Regional expenses	3,230	-	3,230	3,309	-	3,309
Corporate expenses	4,977	-	4,977	6,126	-	6,126
Depreciation and amortization	553	-	553	689	-	689
Interest expense, net	55	-	55	1,013	-	1,013
Other expense, net	531	(373)	158	240	-	240
Income from continuing operations before income taxes	5,527	517	6,044	3,537	-	3,537
Provision for income taxes	2,198	206	2,404	1,352	-	1,352
Income from continuing operations	3,329	311	3,640	2,185	-	2,185
Discontinued operations	(60)	-	(60)	(690)	-	(690)
Net income	$ 3,269	$ 311	$ 3,580	$ 1,495	$ -	$ 1,495

Earnings per share:
Basic: Continuing operations	$ 0.17	$ 0.02	$ 0.19	$ 0.12	$ -	$ 0.12
Discontinued operations	-	-	-	(0.04)	-	(0.04)
Net income	$ 0.17	$ 0.02	$ 0.19	$ 0.08	$ -	$ 0.08

Diluted: Continuing operations	$ 0.16	$ 0.02	$ 0.18	$ 0.12	$ -	$ 0.12
Discontinued operations	-	-	-	(0.04)	-	(0.04)
Net income	$ 0.16	$ 0.02	$ 0.18	$ 0.08	$ -	$ 0.08

(a) These adjustments reflect the elimination of the costs and charges for the 2007 Oregon branch closings, including $102,000 for termination of operating leases and related occupancy costs, $373,000 for the disposition of property and $42,000 for write-offs of deposits and severance to employees.

(b) There were no adjustments for the three months ended June 30, 2008.

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the six months ended June 30, 2007 and 2008, the company believes that excluding the various costs and charges associated with the 2007 Oregon branch closings and the Second Quarter 2007 closing charges, is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Six Months Ended June 30, 2007			Six Months Ended June 30, 2008
	GAAP	Non-GAAP Adjust-ments (a)	Adjusted	GAAP	Non-GAAP Adjust-ments (b)	Adjusted
Revenues
Payday loan fees	$ 85,126	$ -	$ 85,126	$ 86,590	$ -	$ 86,590
Other	13,855	-	13,855	20,688	-	20,688
Total revenues	98,981	-	98,981	107,278	-	107,278
Branch expenses
Salaries and benefits	23,057	(31)	23,026	23,946	-	23,946
Provision for losses	20,322	-	20,322	23,580	-	23,580
Occupancy	13,828	(1,558)	12,270	13,250	-	13,250
Depreciation and amortization	2,384	-	2,384	2,244	-	2,244
Other	7,193	(51)	7,142	8,082	-	8,082
Total branch expenses	66,784	(1,640)	65,144	71,102	-	71,102
Branch gross profit	32,197	1,640	33,837	36,176	-	36,176

Regional expenses	6,236	-	6,236	6,752	-	6,752
Corporate expenses	11,392	-	11,392	13,031	-	13,031
Depreciation and amortization	1,049	-	1,049	1,364	-	1,364
Interest expense, net	169	-	169	2,218	-	2,218
Other expense, net	2,073	(1,824)	249	318	-	318
Income from continuing operations before income taxes	11,278	3,464	14,742	12,493	-	12,493
Provision for income taxes	4,493	1,355	5,848	4,872	-	4,872
Income from continuing operations	6,785	2,109	8,894	7,621	-	7,621
Discontinued operations	(134)	-	(134)	(732)	-	(732)
Net income	$ 6,651	$ 2,109	$ 8,760	$ 6,889	$ -	$ 6,889

Earnings per share:
Basic: Continuing operations	$ 0.35	$ 0.11	$ 0.46	$ 0.42	$ -	$ 0.42
Discontinued operations	(0.01)	-	(0.01)	(0.04)	-	(0.04)
Net income	$ 0.34	$ 0.11	$ 0.45	$ 0.38	$ -	$ 0.38

Diluted: Continuing operations	$ 0.34	$ 0.11	$ 0.45	$ 0.41	$ -	$ 0.41
Discontinued operations	(0.01)	-	(0.01)	(0.04)	-	(0.04)
Net income	$ 0.33	$ 0.11	$ 0.44	$ 0.37	$ -	$ 0.37

(a) These adjustments reflect the elimination of the costs and charges for the 2007 Oregon branch closings and the Second Quarter 2007 closing charges, including $1.6 million for termination of operating leases and related occupancy costs, $1.8 million for the disposition of property and $82,000 for write-offs of deposits and severance to employees.

(b) There were no adjustments for the six months ended June 30, 2008.

Non-GAAP Reconciliations Adjusted EBITDA (in thousands) (Unaudited)

QC reports adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and charges related to stock options and restricted stock awards) as a financial measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008

Net income	$ 3,269	$ 1,495	$ 6,651	$ 6,889
Provision for income taxes	2,198	1,352	4,493	4,872
Depreciation and amortization	1,736	1,806	3,433	3,608
Interest expense	74	1,023	257	2,256
Non-cash losses on property dispositions	158	240	249	318
Stock option and restricted stock expense	497	508	1,176	1,189
Discontinued operations	60	690	134	732
Costs and charges with respect to branch closings/consolidation and terminations of de novo process (a)	517		3,464
Adjusted EBITDA	$ 8,509	$ 7,114	$ 19,857	$ 19,864

(a) To provide a more comparable basis for evaluation, for each period in 2007, the adjusted EBITDA computation includes the costs and charges associated with branch closings as discussed in detail in the footnotes to the Non-GAAP Reconciliations tables above.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2007	June 30, 2008
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 24,145	$ 17,729
Loans receivable, less allowance for losses of $4,442 at December 31, 2007 and $4,066 at June 30, 2008	72,903	65,459
Prepaid expenses and other current assets	3,290	4,276
Total current assets	100,338	87,464
Property and equipment, net	26,525	24,017
Goodwill	16,081	16,144
Other assets, net	6,636	6,153
Total assets	$ 149,580	$ 133,778

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 1,321	$ 997
Accrued expenses and other liabilities	10,898	10,035
Deferred revenue	5,277	4,539
Income taxes payable	769
Debt due within one year	28,500	22,750
Deferred income taxes	766
Total current liabilities	47,531	38,321
Non-current liabilities	2,834	3,815
Deferred income taxes	989	136
Long-term debt	46,000	43,500
Total liabilities	97,354	85,772

Commitments and contingencies
Stockholders’ equity	52,226	48,006
Total liabilities and stockholders’ equity	$ 149,580	$ 133,778

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan and Average Fee)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
	Unaudited		Unaudited
Branch Data (non-auto):
Number of branches, beginning of period	588	597	613	596
De novo branches opened	10	4	22	6
Acquired branches	5		13	1
Branches closed	(4)	(4)	(49)	(6)
Number of branches, end of period	599	597	599	597

Comparable Branch Data:
Total number of comparable branches	560	560	554	554
Comparable branch revenue	$ 49,400	$ 51,389	$ 95,735	$ 102,494
Percentage change		4.0%		7.1%
Comparable branch net revenues	$ 34,547	$ 36,735	$ 73,780	$ 79,503
Percentage change		6.4%		7.7%

Operating Data – Payday Loans:
Loan volume	$ 298,042	$ 316,417	$ 577,094	$ 620,986
Average loan (principal plus fee)	361.22	369.75	361.99	370.52
Average fee	51.94	53.31	52.11	53.46

Loss Data:
Allowance for loan losses:
Balance, beginning of period	$ 1,770	$ 2,767	$ 2,982	$ 4,442
Adjustment to provision for losses based on evaluation of outstanding receivables (a)	1,951	1,299	739	(376)
Balance, period end	$ 3,721	$ 4,066	$ 3,721	$ 4,066

Provision for losses:
Charged-off to expense	$ 23,134	$ 24,314	$ 43,959	$ 48,210
Recoveries	(11,070)	(11,024)	(24,375)	(24,294)
Adjustment to provision for losses based on evaluation of outstanding receivables (a)	1,934	1,396	738	(336)
Total provision for losses	$ 13,998	$ 14,686	$ 20,322	$ 23,580

Provision for losses as a percentage of revenues	27.5%	27.5%	20.5%	22.0%
Provision for losses as a percentage of loan volume (all products)	4.4%	4.3%	3.3%	3.5%

(a) Amounts differ due to the inclusion of changes in the credit services organization liability in the provision for losses table.

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications